Exhibit 12(b)
FLORIDA POWER & LIGHT COMPANY COMPUTATION OF RATIOS
Three Months Ended March 31, 2003

(millions of dollars)
RATIO OF EARNINGS TO FIXED CHARGES

Earnings, as defined:
Net income	$139
Income taxes	74
Fixed charges, as below	42

Total earnings, as defined	$255

Fixed charges, as defined:
Interest charges	$38
Rental interest factor	2
Fixed charges included in nuclear fuel cost	1
Capitalized interest	1

Total fixed charges, as defined	$42

Ratio of earnings to fixed charges	6.07

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

Earnings, as defined:
Net income	$139
Income taxes	74
Fixed charges, as below	42

Total earnings, as defined	$255

Fixed charges, as defined:
Interest charges	$38
Rental interest factor	2
Fixed charges included in nuclear fuel cost	1
Capitalized interest	1

Total fixed charges, as defined	42

Non-tax deductible preferred stock dividends	4
Ratio of income before income taxes to net income	1.53

Preferred stock dividends before income taxes	6

Combined fixed charges and preferred stock dividends	$48

Ratio of earnings to combined fixed charges and preferred stock dividends	5.31